Exhibit 4.8

Form 51–102F3
MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

Deep Sea Minerals Corp. (“Deep Sea” or the “Company”)
Suite 1600 - 409 Granville Street
Vancouver, BC V6C 1T2

Item 2.	Date of Material Change

February 6, 2026

Item 3.	News Release

News Release dated February 6, 2026 was disseminated via Executive Business Services and filed on SEDAR+ on February 6, 2026.

Item 4.	Summary of Material Change

The Company has closed the non-brokered private placement and issued 10,550,425 common shares at a price of $0.40 per Share raising gross proceeds of $4,220,170.

Item 5.	Full Description of Material Change

5.1	Full Description of Material Change

Further to its news release dated January 21, 2026, the Company has closed the previously announced non-brokered private placement of common shares in the capital of the Company (the “Shares”) by the issuance of 10,550,425 Shares at $0.40 per Share for gross proceeds of $4,220,170 (the “Offering”).

In connection with the Offering, the Company paid finder’s fees to eligible finders consisting of $95,620 in cash and 239,050 common share purchase warrants (the “Finder’s Warrants”). Each Finder’s Warrant is exercisable to acquire one Share at an exercise price of $0.40 for a period of 24 months from the date of issuance.

All securities issued in connection with the Offering are subject to a statutory hold period of four months plus a day ending on June 7, 2026, in accordance with applicable securities legislation and policies of the Canadian Securities Exchange (“CSE”)

The Company intends to use the net proceeds from the Offering to complete certain business objectives, as more particularly described under the heading “Business Objectives and Milestones” in the Company’s CSE Form 2A Listing Statement dated January 19, 2026 (the “Listing Statement”), a copy of which is available under the Company’s profile on SEDAR+ at www.sedarplus.ca, repayment of the Loan (as defined in the Listing Statement), for marketing and for general working capital purposes.

5.2	Disclosure for Restructuring Transactions

Not applicable.

Item 6.	Reliance on subsection 7.1(2) of National Instrument 51–102

Not applicable.

Item 7.	Omitted Information

None.

Item 8.	Executive Officers

The following senior officer of the Company is knowledgeable about the material change and this Material Change Report and may be contacted:

James A. Deckelman, Chief Executive Officer
Telephone: 1-281-467-1279

Item 9.	Date of Report

February 10, 2026.